FORM 4

( X ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange
           Act of 1934, Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the
                    Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    DEL-LPL Limited Partnership
    c/o LaSalle Partners Incorporated
    200 East Randolph Drive
    Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

    LaSalle Partners Incorporated, LAP
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON IF AN ENTITY (VOLUNTARY)

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4.  Statement for Month/Year

    12/98
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)
( ) DIRECTOR
(X) 10% OWNER
( ) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)


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7.  Individual or Joint/Group Filing (Check applicable line)
( ) Form filed by One Reporting Person
(X) Form filed by More than One Reporting Person

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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)
     Common Stock
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2.  Transaction Date (Month/Day/Year)
     12/17/98
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3.  Transaction Code (Instr.8)
     J, see footnote (1) to this form.
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


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
     (i)   4,965,644, D, see footnote (1) to this form.
     (ii)  876,291, D, see footnote (1) to this form.
     (iii) 1,153,085, D, see footnote (1) to this form.
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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0 shares of Common Stock
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
     see footnote (1) to this form
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
     see footnote (1) to this form
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
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TABLE II
Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security (Instr. 3)

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2.  Conversion or Exercise Price of Derivative Security

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3.  Transaction Date (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

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8.  Price of Derivative Security (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

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10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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


EXPLANATION OF RESPONSES:

Footnote to Form 4

Effective June 30, 1998, each of DEL-LPL Limited Partnership, a Delaware limited partnership ("DEL-LPL"), DEL-LPAML Limited Partnership, a Delaware limited partnership ("DEL-LPAML"), and DEL/LaSalle Finance Company, L.L.C., an Illinois limited liability company ("DEL/LaSalle"), was dissolved. DEL-LPL was the 85% member of DEL/LaSalle, and DEL-LPAML was the 15% member of DEL/LaSalle. On December 17, 1998, all of the shares of Common Stock held by DEL/LaSalle were distributed to the members as a liquidating distribution from DEL/LaSalle. On December 17, 1998, all of the shares of Common Stock held by DEL-LPL and DEL-LPAML, including the shares received as a liquidating distribution from DEL/LaSalle, were distributed to the partners of DEL-LPL and DEL-LPAML as a liquidating distribution.







Identities, Required Information and Signatures of Joint Filing Persons.

1.   DEL-LPAML Limited Partnership
     c/o LaSalle Partners Incorporated
     200 East Randolph Drive
     Chicago, IL  60601

     DEL-LPAML Limited Partnership
     By:         /s/ William E. Sullivan
     Name:       William E. Sullivan
     Title:      Executive Vice President


2.   DEL-LaSalle Finance Company, L.L.C.
     c/o LaSalle Partners Incorporated
     200 East Randolph Drive
     Chicago, IL  60601

     DEL-LaSalle Finance Company, L.L.C.
     By:         /s/ William E. Sullivan
     Name:       William E. Sullivan
     Title:      Executive Vice President





/s/ Fritz E. Freidinger as Attorney-in-Fact       January 11, 1999
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**SIGNATURE OF REPORTING PERSON                          Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).